                                                                    EXHIBIT 12

GETCHELL GOLD CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES


                                          1992         1993         1994          1995       INTERIM           1996       1997 Q1
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FIXED CHARGES
  INTEREST EXPENSE:
    CHEMFIRST NOTES                 $  989,249  $ 1,020,814   $1,508,232  $  1,799,654   $ 1,077,342   $    238,722   $       644
    GOLD LOAN                          905,947      478,022      189,772             0             0              0             0
    CAPITAL LEASES                           0            0            0             0       109,250        843,465       220,437
    OTHER                                    0        3,405        3,233         5,483     1,447,297              0             0
  AMORTIZATION OF LOAN COSTS           407,796      203,181       74,418             0             0              0             0
  INTEREST CAPITALIZED                       0       43,000      221,000     1,159,000       402,000      1,276,996       383,940
  PREFERRED DIVIDENDS                        0            0            0             0             0              0             0
                                    ------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES                 $2,302,992  $ 1,748,422   $1,996,655  $  2,964,138   $ 3,035,889   $  2,359,184   $   605,020

EARNINGS
  PRE-TAX INCOME FROM CONTINUING
    OPERATIONS                      $5,928,000  ($3,086,000)  $5,599,000  ($17,929,000)  ($5,911,000)  ($14,822,000)  ($7,979,000)
  FIXED CHARGES EXCLUDING INTEREST
    CAPITALIZED                      2,302,992    1,705,422    1,775,655     1,805,138     2,633,889      1,082,188       221,080
                                    ------------------------------------------------------------------------------------------------
TOTAL ADJUSTED EARNINGS             $8,230,992  ($1,380,578)  $7,374,655  ($16,123,862)  ($3,277,111)  ($13,739,812)  ($7,757,920)

COVERAGE DEFICIENCY                         NA  $ 3,129,000           NA  $ 19,088,000   $ 6,313,000   $ 16,098,998   $ 8,362,940

RATIO OF EARNINGS TO FIXED CHARGES         3.6         (0.8)         3.7          (5.4)         (1.1)          (5.8)        (12.8)